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TRIPLEPOINT VENTURE GROWTH BDC CORP.
TRIPLEPOINT PRIVATE VENTURE CREDIT INC.
AND
TRIPLEPOINT ADVISERS LLC
INSIDER TRADING POLICIES AND PROCEDURES

I. BACKGROUND

All personal securities trades by Covered Persons1 are subject to these Insider Trading Policies and Procedures. However, compliance with the trading restrictions imposed by the Joint Code of Ethics adopted by TriplePoint Venture Growth BDC Corp. and TriplePoint Private Venture Credit Inc. (each a “Company”) and TriplePoint Advisers, LLC (the “Adviser”) and these procedures by no means assures full compliance with the prohibition on insider trading, as defined in these procedures.

These Insider Trading Policies and Procedures (the “Policy”) provide guidelines with respect to transactions in the Securities2 of the Companies and the handling of confidential information about the Companies and the companies with which the Companies engage in transactions or do business. Each Company’s respective Board of Directors has adopted this Policy to promote compliance with U.S. securities laws that prohibit certain persons who are aware of material, nonpublic information (“MNPI”) about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing MNPI to other persons who may trade on the basis of that information.

Insider trading—trading securities while in possession of material, nonpublic information or improperly communicating such information to others (“tipping”)—may expose a person to stringent penalties. Under federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil penalties of up to three times the profit gained or loss avoided.

In addition, if a Company fails to take appropriate steps to prevent unlawful insider trading, it could have “controlling person” liability for a trading violation, with civil penalties of up to the greater of (i) three times the profit gained or loss avoided and (ii) $1 million, and a criminal penalty of up to $25 million. Each Company’s respective directors, officers and other supervisory personnel could also be personally liable for civil penalties as “controlling persons” if they fail to take appropriate steps to prevent unlawful insider trading. In addition, investors may sue seeking to recover damages for insider trading violations.

This Policy is drafted broadly and will be applied and interpreted in a similar manner. Regardless of whether a federal inquiry or violation of law occurs, each of the Companies and the Adviser views seriously any violation of the Policy. Any violation constitutes grounds for disciplinary sanctions, including, but not limited to, dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Covered Person legitimately may be uncertain about the application of this Policy in a particular circumstance. A question timely asked, in good faith, to an appropriate Company or Adviser officer could forestall disciplinary action or complex legal problems.
1 The term “Covered Person” means any director, manager, officer or employee (including a temporary employee) of a Company or the Adviser, or of any of their subsidiaries, and any other persons designated by the relevant Chief Compliance Officer who may have access to material nonpublic information.
2 “Securities” shall have the same meaning in this Policy as the term “Covered Security” is defined in the Joint Code of Ethics adopted by the Companies and the Adviser.

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Covered Persons should direct any questions relating to this Policy to the relevant Company’s or the Adviser’s Chief Compliance Officer. Subject to the provisions and protections of the SEC Whistleblower Program, a Covered Person must also notify the relevant Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of this Policy has occurred or is about to occur.

II. STATEMENT OF FIRM POLICY

A. All Covered Persons must comply with this Policy as set forth herein.

B. At all times, the interests of the Adviser’s clients (“Clients”) must prevail over the Covered Person’s interest.

C. Except as otherwise set forth herein, this Policy generally applies to transactions in a Company’s Securities. Without limiting the foregoing, a prohibited transaction could include purchasing or selling (i) for a Covered Person’s own account or one in which the Covered Person has direct or indirect influence or control, (ii) for a Client’s account, or (iii) for the Adviser’s inventory account. If any Covered Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the relevant Chief Compliance Officer. As discussed below, transactions subject to this Policy include, without limitation purchases, sales and bona fide gifts of a Company’s Securities, as well as any such transactions effected by Covered Persons indirectly through family members or other persons or entities.

D. Disclosing MNPI to inappropriate personnel, whether or not for consideration, i.e., “tipping,” is prohibited. MNPI may be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of the Adviser. The relevant Chief Compliance Officer should be consulted should a question arise as to who is or may be made privy to MNPI.

E. Knowingly assisting anyone transacting business on the basis of MNPI through a third party is prohibited.

F. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply herewith. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of either Company, the Adviser, a Chief Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

G. From Securities and Exchange Commission (the “Commission”) enforcement proceedings, it is clear that when a portfolio manager is in a position, due to his or her official duties at an issuer, to have access to MNPI on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider trading. Accordingly, other than as set forth in this Policy, no Covered Person may trade in any Securities issued by any company of which such Covered Person is an employee or has access to MNPI on a regular basis. All Covered Persons must report to the relevant Chief Compliance Officer or designee any affiliation or business relationship they may have with any issuer.

H. In addition, no Covered Person who, in the course of working for or on behalf of a Company or the Adviser, learns of MNPI about a company (excluding, for purposes of this paragraph, the Companies) (1) with which either Company or the Adviser does business, such as a Company’s and/or the Adviser’s clients, vendors, customers and suppliers, or (2) that is involved in a potential transaction or

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business relationship with a Company or the Adviser, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

I. Under this Policy, neither Company will engage in transactions in such Company’s Securities while aware of MNPI relating to the relevant Company or its Securities.

J. There are no exceptions to this Policy, except as specifically noted herein, regardless of whether the transaction is small or may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). The securities laws do not recognize any mitigating circumstances, and, in any event, this Policy is designed to avoid even the appearance of an improper transaction in order to preserve each Company’s and the Adviser’s reputation for adhering to the highest standards of conduct.

K. The following summarizes principles important to this Policy:

1. What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions (i.e., a decision to buy, hold or sell Securities). Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries, and is often evaluated by enforcement authorities with the benefit of hindsight. However, if the information you have received is or could be a factor in your trading decision, you must assume that the information is material. Covered Persons should direct any questions regarding the materiality of information to the relevant Chief Compliance Officer or designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, certain developments at significant portfolio companies or with significant customers, significant changes in investment/origination pipelines, borrowings or other financing transactions out of the ordinary course, obtaining or losing important contacts, major personnel changes and extraordinary management developments, establishment of a repurchase program for Securities, a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure, or the imposition of an event-specific restriction on trading in a Company’s Securities or the securities of another company or the extension or termination of such restriction. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

2. What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of this dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an

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issuer that gives you an advantage over other investors, the information is, in all likelihood, non-public.

L. Identifying MNPI.

Before executing any Securities trade for oneself or others, including Clients, a Covered Person must determine whether he or she has access to MNPI with respect to such Securities. If a Covered Person believes he or she might have access to MNPI, he or she must:

1. Immediately alert the relevant Chief Compliance Officer or designee, so that the applicable Security is placed on the “Restricted List” maintained by the Adviser’s Chief Compliance Officer. See the Companies’ and Adviser’s Joint Code of Ethics for a description of the purpose and mode of operation of the Restricted List. Independent Directors (as defined in the Companies’ and Adviser’s Joint Code of Ethics) of each Company are not subject to this Section II.L.1.

2. Not purchase or sell the Securities on his or her behalf or for others, including Clients (except in the limited circumstance in which the information is obtained in connection with a transaction with an issuer of securities, in which case the transaction itself is permitted, or the counterparty to the purchase or sale transaction possesses or has otherwise legally obtained/received the applicable MNPI prior to or in connection with the trade).

3. Not communicate the information inside or outside of the relevant Company or the Adviser, other than to the relevant Chief Compliance Officer or designee (or, in the limited circumstance of a transaction with the issuer of the securities involved, to Covered Persons within the Adviser involved in the transaction with a need to know the information or to a counterparty to the purchase or sale transaction to which the Covered Person may legally provide the applicable MNPI in furtherance thereof).

The relevant Chief Compliance Officer, with the assistance as necessary of legal counsel, will review the issue, determine whether the information is material and nonpublic, and, if so, what action Adviser should take.

M. Contacts with Public Companies; Tender Offers.

Contacts with public companies may represent part of the Adviser’s research efforts and the Adviser may make investment decisions on the basis of its conclusions formed through these contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Covered Person, in the course of these contacts, becomes aware of MNPI. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make selective disclosure of adverse news to certain investors. In these situations, the Adviser must make a judgment about its further conduct. To protect oneself, Clients, and the Adviser, a Covered Person should immediately contact the relevant Chief Compliance Officer if he or she believes he or she may have received MNPI under these or other similar circumstances.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention, and produces a disproportionate percentage of insider trading cases. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of MNPI regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Covered Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

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III. INSIDER TRADING PROCEDURES

The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid each Company and the Adviser in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must follow these procedures as detailed in this Policy or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If a Covered Person has any questions about these procedures, he or she should consult the relevant Chief Compliance Officer or designee.

This Policy also applies to each Covered Person’s family members who reside with such Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any family members who do not live in such household but whose transactions in a Company’s Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in a Company’s Securities (collectively referred to as “Family Members”). Each Covered Person is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Covered Person before they trade in a Company’s Securities, and the relevant Covered Person should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for his or her own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Person or his or her Family Members.

In addition, this Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Covered Person’s own account.

A. Responsibilities of Covered Persons.

All Covered Persons must make a diligent effort to ensure that a violation of this Policy does not either intentionally or inadvertently occur. In this regard, all Covered Persons are responsible for:
1.Reading, understanding and consenting to comply with this Policy. Covered Persons will be required to sign an acknowledgment substantially in the form of Exhibit A that they have read and understand this Policy.

1.Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control or for any Client’s account in Securities for which they have MNPI (except in the limited circumstances described elsewhere herein).

1.Ensuring that any Family Member or Controlled Entity of such Covered Person whose transactions are subject to this Policy, as discussed herein, comply with the requirements of this Policy.

1.Not disclosing MNPI obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

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1.Consulting the relevant Chief Compliance Officer or designee when questions arise regarding insider trading or when potential violations of this Policy are suspected.

1.Ensuring that the relevant Chief Compliance Officer receives copies of confirmations and statements from both internal and external brokerage firms for accounts of Covered Persons (other than Independent Directors (as defined in the Companies’ and Adviser’s Joint Code of Ethics)) and Family Members and Controlled Entities of such Covered Persons.

1.Advising the relevant Chief Compliance Officer or designee of all outside business activities, directorships, or ownership of over 5% of the shares of a public company. No Covered Person (other than each Company’s Independent Directors (as defined in the Companies’ and Adviser’s Joint Code of Ethics)) may engage in any outside business activities as employee, proprietor, partner, consultant, trustee, officer or director without prior written consent of the relevant Company’s Chief Compliance Officer, or a designee of the relevant Company’s Chief Compliance Officer. Officers and directors (other than Independent Directors (as defined in the Companies’ and Adviser’s Joint Code of Ethics)) of each Company must make reasonable efforts to notify the relevant Company’s Chief Compliance Officer before engaging in any outside business activities as employee, proprietor, partner, consultant, trustee, officer or director of another entity or enterprise presenting an actual, potential or apparent conflict of interest with those of a Company or its investors.

1.Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the relevant Chief Compliance Officer or designee.

B. Security.

In order to prevent accidental dissemination of MNPI, Covered Persons must adhere to the following guidelines:

1. Inform management when unauthorized personnel enter the premises.

2. Lock doors at all times in areas that have confidential and secure files.

3. Refrain from discussing sensitive information in public areas.

4. Refrain from leaving confidential information on message devices.

5. Maintain control of sensitive documents, including handouts and copies, intended for internal dissemination only.

6. Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

7. Do not allow passwords to be disseminated to unauthorized personnel.

IV. SUPERVISORY PROCEDURES

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Supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

A. Prevention of Insider Trading

To prevent insider trading, each Company’s Chief Compliance Officer or designee should:

1. answer questions regarding the relevant Company’s and the Adviser’s policies and procedures;

2. resolve issues of whether information received by a Covered Person constitutes MNPI and determine what action, if any, should be taken;

3. review this Policy on a regular basis and update it as necessary;

4. when it has been determined that a Covered Person is in possession of MNPI:

(a) implement measures to prevent dissemination of such information other than to appropriate Covered Persons on a “need to know” basis, and

(b) not permit any Adviser employee to execute any transaction in any securities of the issuer in question (except in the limited circumstances described elsewhere herein);

5. implement a program of periodic “reminder” notices regarding insider trading; and

6. compile and maintain, with the continuous assistance of the senior management of the Adviser in accordance with the Companies’ and Adviser’s Joint Code of Ethics, a Restricted List of Securities in which no Covered Person (excluding Independent Directors (as defined in the Companies’ and Adviser’s Joint Code of Ethics) of each Company and their Family Members or Controlled Entities so long as they otherwise possess no MNPI) may trade because a Company or the Adviser is deemed to possess MNPI concerning the issuers of such Securities and determine when to remove Securities from the Restricted List.

B. Detection of Insider Trading

To detect insider trading, each Company’s Chief Compliance Officer or designee should:

1. review quarterly trading activity reports filed by those Covered Persons required to file such reports under the Companies’ and Adviser’s Joint Code of Ethics; and

2. promptly investigate all reports of any possible violations of this Policy.

C. Special Reports to Management

Promptly upon learning of a potential violation of this Policy, the relevant Chief Compliance Officer or designee shall prepare a written report to management providing full details, which may include (1) details of the particular Securities and activity involved, (2) the date(s) the Adviser or the relevant Company learned of the potential violation and began investigating; (3) the accounts and

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individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

D. Regular Reports to Management

At least annually, each Company’s Chief Compliance Officer will prepare a written report to senior management of the relevant Company and the Adviser setting forth some or all of the following:

1. a summary of existing procedures to detect and prevent insider trading;

2. a summary of changes in procedures made in the last year;

3. full details of any investigation, whether internal or by a regulatory agency, since the last report regarding any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation; and

4. an evaluation of the current procedures and a description of anticipated changes in procedures.

V. TRANSACTIONS IN COMPANY-ISSUED OR RELATED SECURITIES

The Adviser and each Company have established the below additional procedures in order to assist the Adviser and the Companies in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A. Pre-Clearance Procedures.
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, as well as Family Members and Controlled Entities of such persons, may not engage in any transaction involving a Company’s Securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer or derivative thereof) without first obtaining pre-clearance of the transaction from the relevant Company’s Chief Compliance Officer; provided, however, that if the Chief Compliance Officer or any Family Member or Controlled Entity of the Chief Compliance Officer is seeking to engage in a transaction involving a Company’s Securities, then the Chief Compliance Officer shall first obtain pre-clearance from the relevant Company’s Chief Executive Officer, Chief Financial Officer or President.

A request for pre-clearance should be submitted via the online ComplianceAlpha system, which is monitored and overseen by each Company’s Chief Compliance Officer or his/her designees, (or via email if the relevant Chief Compliance Officer permits) at least two business days in advance of the proposed transaction. The relevant Chief Compliance Officer or other officer responsible for pre-clearance is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the relevant Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the relevant Company, and should describe fully those circumstances to such Company’s Chief Compliance Officer (or, in the case of a pre-clearance request from the Chief Compliance Officer, the relevant Company’s Chief Executive Officer, Chief Financial

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Officer or President). The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to timely report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with the Commission’s Rule 144 and file a Form 144, if necessary, at the time of any sale.

A. Rule 10b5-1 Trading Plans.
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in a Company’s Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the “Guidelines for Rule 10b5-1 Plans” attached as Annex A hereto. If the plan meets the requirements of Rule 10b5-1, transactions in the relevant Company’s Securities may occur even when the person who has entered into the plan is aware of MNPI.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by relevant Chief Compliance Officer (or, in the case of a Rule 10b5-1 Plan approval request from the Chief Compliance Officer, the relevant Company’s Chief Executive Officer, Chief Financial Officer or President) and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans.” In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; any amendment to or replacement of trading plan must occur only during periods when trading is permitted in accordance with this Policy. See “Blackout Trading Restrictions” below.

The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the relevant Company’s financial results in periodic report file with the Commission for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

A.Blackout Trading Restrictions.
Quarterly Blackout Periods. A Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for such Company’s Securities. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of MNPI, Covered Persons, as well as their Family Members and Controlled Entities, will not be pre-cleared to trade in a Company’s Securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the relevant Company’s earnings results for that quarter.

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Event-specific Blackout Periods. From time to time, an event may occur that is material to a Company or the market for its Securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the relevant Company’s Securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in a Company’s Securities during an event-specific blackout, the relevant Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding a Company or the market for its Securities.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell a Company’s Securities in order to generate cash may, in appropriate circumstances, be permitted to sell such Securities even during the quarterly blackout period. Hardship exceptions may be granted only by the relevant Company’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute MNPI. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

A.Transactions Pursuant to Dividend Reinvestment Plans
If you participate in an automatic dividend reinvestment plan, including with respect to a Company’s Securities, this Policy does not apply to purchases of Securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the subject securities. This Policy, including any black-out periods applicable to transacting in a Company’s Securities, does apply, however, to voluntary purchases of Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan. This Policy also applies to your sale of any Securities purchased pursuant to the plan.
A.Additional Prohibited Transactions

Each Company and the Adviser considers it improper and inappropriate for any person covered by this Policy to engage in short-term or speculative transactions in a Company’s Securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of persons covered by this Policy:

Short-Term Trading. Short-term trading of a Company’s Securities may be distracting to the person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases a Company’s Securities in the open market may not sell any Securities of the same class for that Company during the six months following such purchase (or vice versa); provided, however, that, upon written request from an employee of the Adviser who is not a member of senior management (a “Short-Term Trading Waiver Request”), the Adviser’s Chief Compliance Officer may, on a case-by-case basis in the Chief Compliance Officer’s sole discretion, and in consideration of the relevant facts and circumstances set forth in the request, waive this prohibition with respect to open-market transactions in a Company’s Securities by such employee. Any such Short-Term Trading Waiver Request shall set forth (i) the number of Company Securities requested to be sold, (ii) the date of the last open-market transaction with respect

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to such Securities, (iii) the acquisition date of such Securities (if applicable), and (iv) the proposed transaction date, and shall include a representation from the requesting employee that such employee is not aware of any MNPI with respect to the relevant Company.

In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of a Company’s equity securities by such Company’s officers and directors and certain other persons. Restrictions pursuant to section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions. See each Company’s “Section 16 Procedures” attached as an appendix to the Companies’ Joint Rule 38a-1 Compliance Manual.

Short Sales. Short sales of a Company’s Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of a Company’s Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits each Company’s officers and directors, and certain other persons, from engaging in short sales of the Company’s Securities.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning a Company’s Securities is, in effect, a bet on the short-term movement of the Company’s Securities and therefore may create the appearance that a person is trading based on MNPI concerning the Company or the market for its Securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to the Company’s Securities are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own the relevant Company’s Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the relevant Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the relevant Company’s Securities, Covered Persons are prohibited from holding the relevant Company’s Securities in a margin account as collateral for a margin loan or otherwise pledging such Company’s Securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge a Company’s Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged Securities. Any Covered Person who wishes to pledge the relevant Company’s Securities in a margin account or as collateral for a loan must submit a request for approval to the relevant Company’s Chief Compliance Officer (or, in the case of a request from the Chief Compliance Officer, the relevant Company’s Chief Executive Officer, Chief Financial Officer or President) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of a Company’s Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Appendix O

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of MNPI. The Companies and the Adviser therefore discourage placing standing or limit orders on a Company’s Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

A.Post-Termination Transactions
This Policy continues to apply to transactions in a Company’s Securities even after termination of service to the Adviser or the relevant Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in the relevant Company’s Securities until that information has become public or is no longer material. The pre-clearance procedures specified under Section V.A above, however, will cease to apply to transactions in the relevant Company’s Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Last Amended/Approved: TPVG (July 31, 2024); TPVC (August 1, 2024)

TRIPLEPOINT VENTURE GROWTH BDC CORP.
TRIPLEPOINT PRIVATE VENTURE CREDIT INC.
and
TRIPLEPOINT ADVISERS LLC
Exhibit A to Insider Trading Policy and Procedures
ACKNOWLEDGMENT AND CERTIFICATION
I acknowledge receipt of the Insider Trading Policies and Procedures (the “Policies and Procedures”) of TriplePoint Venture Growth BDC Corp. and TriplePoint Private Venture Credit Inc. (each a “Company”) and TriplePoint Advisers LLC (the “Adviser”). I have read and understand the Policies and Procedures and agree to be governed by the same at all times with respect to the applicable Company and/or Adviser. Further, if I have been subject to the Policies and Procedures during the preceding year, I certify that I have fully complied with the requirements of the Policies and Procedures and am not personally aware of any actual or apparent violation, by others, of the Policies and Procedures which I have not previously reported to management, a Company and Adviser’s Chief Compliance Officer or the relevant Company’s Audit Committee.
(signature)
(please print name)
Date:

Annex A

Guidelines for Rule 10b5-1 Plans

Appendix O
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in a Company’s Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in the relevant Company’s Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the relevant Company’s financial results in a periodic report filed with the Commission for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in the Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the relevant Chief Compliance Officer (or, in the case of a Rule 10b5-1 Plan approval request from the Chief Compliance Officer, the relevant Company’s Chief Executive Officer, Chief Financial Officer or President) and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Quarterly Blackout Period, an Event-specific Blackout Period or otherwise while you are aware of MNPI.

•All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

•For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the relevant Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

•For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

Appendix O
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;

•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

•Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of MNPI about a Company or a Company’s Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

The Companies and their officers and directors must make certain disclosures in Commission filings concerning Rule 10b5-1 Plans. Officers and directors of the Companies must undertake to provide any information requested by the relevant Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the relevant Company deems to be appropriate under the circumstances. Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.